UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13GA

                  Under the Securities Exchange Act of 1934


                             Cowen Group, Inc.
                             (Name of Issuer)


                   Common Stock, par value $0.01 per share
                      (Title of Class of Securities)


                               223621103
                             (CUSIP Number)


                            December 31, 2008
              (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
		[  ]	Rule 13d-1(b)
		[  ]	Rude 13d-1(c)
		[X]	Rule 13d-1(d)

                                        13G
CUSIP No. 223621103                                               PAGE 1 OF 1

1       NAME OF REPORTING PERSON
        SG Americas Securities Holdings, Inc.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 06-1703332

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [  ]
        (b)  [  ]

3       SEC USE ONLY

4       Source of Funds: N/A. See Item 4(a).

5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6       CITIZENSHIP OR PLACE OF ORGANIZATION        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH  REPORTING PERSON WITH:

7       SOLE VOTING POWER         0
8       SHARED VOTING POWER       0
9       SOLE DISPOSITIVE POWER    0
10      SHARED DISPOSITIVE POWER  0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON
        0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [  ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0%

14	TYPE OF REPORTING PERSON*
        OO

                                        13G
CUSIP No. 223621103

Item 1.
      (a) Name of Issuer:
          Cowen Group, Inc.

      (b) Address of Issuer's Principal Executive Offices:
          1221 Avenue of the Americas
          New York, New York 10020

Item 2.
      (a) Name of Person Filing:
          SG Americas Securities Holdings, Inc.

      (b) Address of Principal Business Office or, if None, Residence:
          1221 Avenue of the Americas
          New York, New York 10020

      (c) Citizenship:
          SGASH is a company domiciled in the United States, incorporated in Delaware

      (d) Title of Class of Securities:
          Common Stock, $0.01 par value per share

      (e) CUSIP Number:
          223621103

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

 	(a)[  ]   Broker or dealer registered under Section 15 of the Act
                (15 U.S.C. 78o)
 	(b)[  ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
 	(c)[  ]   Insurance Company as defined in Section 3(a)(19) of the Act
                (15 U.S.C. 78c)
 	(d)[  ]   Investment Company registered under Section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8)
 	(e)[  ]   Investment Adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E)
 	(f)[  ]   Employee benefit plan or endowment fund in accordance with ss.
                13d-1(b)(1)(ii)(F)
 	(g)[  ]   Parent Holding Company or control person in accordance with ss.
	          240.13d-1(b)(ii)(G),
 	(h)[  ]   Saving Association as defined in ss. 3(b) of the Federal Deposit
	          Insurance Act (12 U.S.C. 1813)
 	(i)[  ]   Church plan that is excluded from the definition of an investment
	          company under ss. 3(c)(15) of the Investment Company Act of 1940
	          (15 U.S.C. 80a-3)
 	(j)[  ]   Group, in accordance with ss. 240.13d-1(b)(ii)(J)

Item 4. Ownership.

        (a)  Amount beneficially owned:
             As of December 31, 2008 the Reporting Person transferred 1,382,608 shares of Cowen Group Inc. to an affiliate, SG Americas, Inc.
             (SGAI), due to a corporate reorganization. Both entities are owned by Societe Generale. SGASH Inc. has owned these shares since 2006.

(b) Percent of Class:
     The number of shares of which the Reporting Person transferred constitutes 9.71% of the total number of shares outstanding (based upon information provided by the Issuer on their latest 10-Q filed on November 4, 2008, stating that the Issuer had 14,238,330 outstanding shares as of November 3, 2008.

        (c)  Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote:  0

             (ii)  Shared power to vote or to direct the vote:  0

             (iii) Sole power to dispose or to direct the disposition of: 0


             (iv) Shared power to dispose or to direct the disposition of:  0


Item 5.   Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of a Group.

        Not applicable.

Item 10. Certification.

        Not applicable.



                                      SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information in this statement is true, complete and correct.


                             Dated as of January 14, 2009
                                    (DATE)

	                       SG Americas Securities Holdings, Inc.
                                  (SIGNATURE)


	By: /s/ Governor Tipton
            Governor Tipton, Corporate Secretary

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

        Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)